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                                                                    EXHIBIT  5.2

                  [LETTERHEAD OF SIMPSON THACHER & BARTLETT]

                                             April 25, 2001

Global Crossing Holdings Ltd.
Wessex House
45 Reid Street
Hamilton HM12, Bermuda

Ladies and Gentlemen:

     We have acted as counsel to Global Crossing Holdings Ltd., a company organized under the laws of Bermuda (the "Company"), and to Global Crossing Ltd., a company organized under the laws of Bermuda (the "Guarantor") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantor with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of U.S.$1,000,000,000 aggregate principal amount of its 8.70% Senior Notes due 2007 (the "Exchange Notes") and the issuance by the Guarantor of guarantees (the "Guarantees") with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture (the "Indenture") dated as of January 29, 2001, among the Company, the Guarantor and United States Trust Company of New York, as Trustee. The Exchange Notes will be offered by the Company in exchange for U.S.$1,000,000,000 aggregate principal amount of its outstanding 8.70% Senior Notes due 2007 (the "Notes").

     We have examined the Registration Statement and the Indenture, which has
been filed with the Commission as an exhibit to the Registration Statement.   We
also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantor.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

     We have assumed further that (1) each of the Company and the Guarantor is validly existing under the laws of Bermuda and has duly authorized, executed and delivered the Indenture in accordance with their respective Memorandum of Association and Bye-laws and the laws of Bermuda, (2) execution, delivery and performance by the Company and Guarantor of the Indenture and the Notes and the Guarantees, as the case may be, do not and will not violate the laws of Bermuda or any other applicable laws (excepting the laws of the State of New York and
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Global Crossing Holdings Ltd.          -2-                        April 25, 2001


the Federal laws of the United States) and (3) execution, delivery and performance by the Company and the Guarantor of the Indenture and the Notes and the Guarantees, as the case may be, do not and will not constitute a breach or violation of any agreement or instrument which is binding upon the Company or the Guarantor.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

          1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms.

     Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law),
(iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

     We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,

                                    /s/ Simpson Thacher & Bartlett

                                    SIMPSON THACHER & BARTLETT